EXHIBIT 99.1

Eversource Energy Announces Leadership Changes Effective May 4, 2016

Eversource Energy Chairman, CEO and President Tom May to Retire;

 Jim Judge Named President and CEO

HARTFORD, Conn. and BOSTON, Mass. (April 6, 2016) – Eversource Energy (NYSE: ES) today announced that Tom May will retire as president and chief executive officer and will become Non-executive Chairman of the Board after the Company’s Annual Shareholders Meeting on May 4, 2016.  As part of the company’s leadership succession plan, Jim Judge, the company’s Chief Financial Officer, will succeed May as president and chief executive officer.   Judge will become a member of the Board and is expected to be elected as Chair of the Board at the Company’s annual meeting in 2017.

May’s decision to retire will bring to a close a remarkable career spanning 40 years of continuous service with the company, including 22 years as CEO of Boston Edison, NSTAR, Northeast Utilities, and Eversource Energy.

Under Tom May’s leadership, the management team and employees have delivered a consistent track record of strong performance for customers and shareholders.  The company has grown from a business of 600,000 customers in Eastern MA with a market capitalization of $1 billion in 1994 to one with more than 3.6 million customers throughout MA, CT and NH with a market capitalization of over $18 billion today.  Shareholders experienced 19 consecutive years of positive total shareholder returns and earnings growth that has consistently outperformed the industry.

Jim Judge is executive vice president and chief financial officer for Eversource, having assumed that position upon the merger between Northeast Utilities and NSTAR in 2012.  Formerly, Judge served as chief financial officer for NSTAR and Boston Edison since 1995 and throughout his 38 year career with the company has had extensive leadership responsibility for finance, accounting, strategic planning, energy supply and information technology.  Judge holds both a master’s degree and bachelor of science in business administration from Babson College and serves on the Boards of Analogic Corporation headquartered in Peabody, MA and the United Way of Massachusetts Bay.

“I’ve known and worked with Jim for 38 years and he has been pivotal to the company’s success as CFO over the last 20 years,” said May.  “I have every confidence in his ability to successfully lead Eversource into the future.  His extensive experience in our industry, passion for our customers, leadership skills, and focus on results make him the ideal person to lead the company going forward. “

“I am honored to assume leadership of Eversource and work with a strong management team and dedicated employees who are committed to delivering safe, reliable and affordable energy to our customers. Service and reliability levels today are among the top tier of the utility industry nationally.  I look forward to working with state leaders in addressing the energy challenges facing New England, furthering our charitable commitment to the communities we serve, and bringing positive results to shareholders,” said Judge.  “We will carry on the service oriented and performance culture that Tom instilled over 22 years as chief executive officer.”

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On behalf of the company’s board of directors, Sanford Cloud, Lead Trustee, said, “Tom May has been an extraordinary leader for more than two decades as chief executive.  He has delivered superior results in every category – customer, financial, operations, safety, and community.  We thank him for his outstanding leadership and are delighted that he will continue to serve our shareholders as non-executive chairman of our board.”

Chad Gifford, Chair of the Succession Planning Committee said, “Jim is an extremely capable executive who will continue to provide strong leadership to Eversource and deliver results for our customers and shareholders.  Jim has worked effectively with the Board over the past four years as a key member of our senior team.  We are very pleased that he will succeed Tom as chief executive officer.”

Jim Judge will remain in his role as Eversource CFO until a successor is named.

James J. Judge

Eversource (NYSE: ES) transmits and delivers electricity and natural gas for more than 3.6 million electric and natural gas customers in Connecticut, Massachusetts and New Hampshire. Eversource harnesses the commitment of its approximately 8,000 employees across three states to build a single, united company around the mission of delivering reliable energy and superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter

(@EversourceCorp) and Facebook (facebook.com/EversourceEnergy).

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CONTACTS:

Massachusetts:

Mike Durand

508-441-5831

michael.durand@eversource.com

Connecticut:

Tricia Taskey Modifica

860-665-4605

tricia.modifica@eversource.com

New Hampshire:

Martin Murray

603-634-2228

martin.murray@eversource.com

Investor Relations:

Jeff Kotkin

860-665-5154

jeffrey.kotkin@eversource.com

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